Exhibit 10.4

Zimmer GmbH

Zahlerweg 4

CH-6300 Zug

Phone +41 (0)58 854 90 00

www.zimmerbiomet.com

Employment Agreement

between

Zimmer GmbH

Zahlerweg 4, 6300 Zug

and

Mr. Wilfred van Zuilen

(hereinafter referred as “you” or “Mr. van Zuilen“)

will be hired in terms of Art. 319ff. OR.

1.	Hire date, position and work location

1.1

Mr. van Zuilen will be employed effective June 1, 2021 as President EMEA, Level Z4. In this role, you will be responsible for all the Business divisions of Zimmer Biomet in EMEA, except for the Spine and Dental Businesses. This agreement is subject to issuance of the work permit by the cantonal authorities.

1.2	The position will be based in Zug, Switzerland.

2.	Contract duration, probationary period and notice period

2.1	This Agreement shall be valid for an indefinite time period.

2.2	The probationary period shall be omitted. The employment may be terminated by either party with a notice period of 6 months from the end of the month in which the notice is given.

2.3

In this role, you will be eligible to participate in the company’s Executive Severance Plan, as amended. As an eligible Leadership Team member, in the event of your involuntary separation without Cause as defined under the plan, your severance benefit offer would include the sum of your final base salary and final target bonus. Payment would be made in lump-sum form, less applicable tax withholdings, subject to your entering into a general release in the form provided by the Company. There would be no duplication of benefits provided under the Change in Control (“CIC”) Severance Agreement or otherwise. Your continued eligibility for participation in this plan will be in accordance with terms of the plan as defined and administered by the company, and taking into account your then-current job Z-Grade, role and responsibilities in the company.

2.4

In your role, you will be eligible to receive a CIC Severance Agreement, subject to execution of the enclosed Confidentiality. Non-Competition and Non-Solicitation Agreement. The agreement would provide you with certain severance benefits following a change in control of Zimmer Biomet Holdings, Inc. and related terminating of your

Exhibit 10.4

employment. Once you return the Confidentiality, Non-Competition, and Non-Solicitation Agreement, we will prepare the CIC Severance Agreement along with a cover memo outlining the benefits under the agreement. Your continued eligibility for potential CIC severance benefits in the event of a change in control would be in accordance with terms of the agreement.

3.	Salary and bonus

3.1

Your annual base salary amounts to CHF 520,000 gross. It will be paid in twelve monthly installments. Remittance is made at the end of each month via bank transfer to a Swiss Bank Account, taking into account the deductions applying.

3.2

You will be eligible to participate in the 2021 Executive Performance Incentive Plan (“EPIP”) upon your hire date. Your target bonus will be eighty percent (80%) of your eligible earnings (which will consist primarily of base salary payments) for the year. Pay-out will depend on actual year-end results for the established performance measures. Payment will occur in or around March of the year following the bonus period after annual performance measures upon which the bonus is based have been determined. You must remain employed by the Zimmer Biomet Group at the time of bonus pay out to receive the bonus.

You will participate in the 2021 EPIP based upon the corporate metric group and an individual bonus component. Your bonus will be determined based 90% on the corporate metric and 10% on evaluated accomplishment of your goals and objectives. Your 2021 bonus will be prorated for a partial year of service by applying the earned bonus percentage to your eligible Zimmer Biomet Group earnings for the year.

4.	Long Term Incentive Plan (LTI) Plan Award

4.1	You will be eligible to be considered for participation in the Zimmer Biomet Holdings Inc. equity award program.

4.2	We anticipate that the Company’s 2022 LTI Plan grants will have two components:
-	Stock options and
-	Performance-based Restricted Stock Units (“PRSUs”)

The LTI structure currently offers participants a diversified award of 50% stock options and 50% PRSUs that can provide more consistent value than an award of stock options alone. Further, we believe this structure assists the Company in remaining competitive within the global labor market and creates a compelling and valuable long-term incentive for participants. For 2022, we anticipate two performance metrics for the PRSUs, and that pay-outs will be determined based 50% on the Company’s relative total shareholder return against the S&P 500 Health Care Index constituents and 50% on the Company’s constant currency revenue growth. We will provide additional details and information on this PRSU design in our around February 2022.

We will review the performance metrics, equity award types and value mix in conjunction with the 2022 annual grant and will communicate when the Compensation and Management Development Committee of the Company’s Board of Directors (“Compensation Committee”) has made these determinations. Thereafter, the applicable performance metrics, equity award types and value mix will be subject to annual review and approval by the Compensation Committee.

Exhibit 10.4

For 2022, your estimated LTI grant date fair value in this role will be approximately $1,300,000 (USD). We anticipate the grant date of the 2022 award will be in or around February 2022, subject to the Compensation Committee’s approval.

LTI grant values are based upon our compensation philosophy, which is reviewed annually by the Compensation Committee and adjusted as warranted. Please keep in mind that your job responsibilities, performance against your goals and objectives, the overall financial results of the Company and peer group / market compensation practices also impact LTI grant values each year. All eligible equity awards are made in USD.

All equity awards are subject to Compensation Committee approval and other terms and conditions of the 2009 Stock Incentive Plan, as amended from time to time, award agreements, and your execution of a non-compete agreement in the form provided by the Company.

5.	Company Car and Cash-Car Allowance

5.1	You will be entitled for a company car or car allowance, according to the European Car Policy

6.	Working time and holiday

6.1

The working hours result from the requirements of the function, and you will not be eligible for paid overtime or excess overtime, either in cash or time off. To compensate overtime, you will be entitled to 5 additional vacation days per calendar year.

6.2	The annual holiday entitlement is according to the Collective Employment Agreement of the Engineering Industry (hereinafter referred to as the “GAV”).

6.3

In case of incapacity due to illness, accident or the like to perform the employment duties required under this agreement, you shall notify the employer immediately and shall provide a medical certificate evidencing such incapacity as of the 4th day of such incapacity. However, the employer is free at any time to request a medical certificate from the first day of absence.

7.	Apartment/Housing

7.1	The Company is offering you an apartment in Zug, Switzerland with the cost of the apartment to be covered by Zimmer Biomet.

7.2	All housing payments according to the policy rules may be taxable according to the Swiss law.

8.	Pension plan

For pension purposes, you will be covered under the terms and conditions of the following scheme: “Sulzer Vorsorgeeinrichtung (SVE)” and Johann Jakob Sulzer Stiftung (JJS).

Exhibit 10.4

9.	Confidentiality, Non-Competition, and Non-Solicitation Agreement

You commit to sign as an attachment to this agreement a Confidentiality, Non-Competition, and Non-Solicitation Agreement which shall apply throughout employment and for certain periods thereafter.

10.	Applicable Law and Place of Jurisdiction

This agreement takes effect when signed by both parties. Employment is subject to Swiss Law and the GAV (to the extent applicable). The courts of law in the Canton of Zug have jurisdiction.

11.	Contract supplement

11.1

You must treat all information acquired in the course of employment, which is not public knowledge, with absolute confidentiality. This obligation continues to apply after the employment relationship has ended.

The collection, supply and forwarding of information to third parties, as well as publications in word, text, image or sound in respect of technical matters and other issues concerning the company, require the express consent of the company.

11.2	The following documents form an integral part of this agreement, if not otherwise specified in this agreement:
•	Collective Employment Agreement of the Engineering Industry (GAV)
•	Employee Handbook (Arbeitsvertragliche Bestimmungen Zimmer, AVB)
•	Swiss Working Time Regulation (Arbeitszeitreglement Schweiz)
•	Terms and conditions of the “Sulzer Vorsorgeeinrichtung (SVE)” and terms Conditions of the “Johann Jakob Sulzer Stiftung (JJS)” Code of Business Conduct
•	Confidentiality, Non-Competition, and Non-Solicitation Agreement
•	Agreement of Waiver to Register Working Hours
•	EEA and Switzerland Employee Privacy Policy and Notice

You acknowledge that you have read and understood the enclosed EEA and Switzerland Employee Privacy Policy and Notice.

11.3	In the event of any discrepancies between this agreement and the general contract terms, this agreement shall take precedence over the general contract terms.

Exhibit 10.4

You confirm the receipt of the above mentioned documents and your agreement with the contents.

Zug, May 5, 2021

Zimmer GmbH

/s/ Carole Maire

Carole Maire

VP, Human Resources EMEA

Agreed:

Place and Date: Woerden, May 6, 2021Employee:/s/ Wilfred van Zuilen

Wilfred van Zuilen